EXHIBIT 5.1

Stradling Yocca Carlson & Rauth LLP 660 Newport Center Drive, Suite 1600 Newport Beach, CA92660-6422 949 725 4000 stradlinglaw.com

August 21, 2026

VolitionRx Limited

1489 West Warm Springs Road, Suite 110

Henderson, Nevada 89014

Re:	Securities Registered under Registration Statement on Form S-8

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by VolitionRx Limited, a Delaware corporation (the “Company”), of a Registration Statement on Form S-8 (as may be amended or supplemented, the “Registration Statement”) with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration under the Securities Act of up to 850,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share, pursuant to the Company’s 2026 Stock Incentive Plan (the “Plan”).

In connection with the preparation of this opinion, we have examined such documents and considered such questions of law as we have deemed necessary or appropriate. We have assumed the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the genuineness of all signatures. As to questions of fact material to our opinion, we have relied upon the certificates of certain officers of the Company.

Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares, when issued and sold in accordance with the terms of the Plan, and the related agreements, will be validly issued, fully paid and non-assessable.

We render this opinion only with respect to the General Corporation Law of the State of Delaware, and we express no opinion herein concerning the application or effect of the laws of any other jurisdiction.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and further consent to the reference to our firm in the Registration Statement and any amendments thereto. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

This opinion is intended solely for use in connection with the issuance and sale of the Shares pursuant to the Registration Statement and is not to be relied upon for any other purpose or delivered to or relied upon by any other person without our prior written consent. This opinion is rendered as of the date hereof and based solely on our understanding of facts in existence as of such date after the examination described in this opinion. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

Very truly yours,

STRADLING YOCCA CARLSON & RAUTH LLP

/s/ Stradling Yocca Carlson & Rauth LLP